Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Dataram Corporation on Form S-3 (File No. 333-217860) of our report dated July 31, 2017 with respect to our audits of the consolidated financial statements of Dataram Corporation as of April 30, 2017 and 2016 and for the years ended April 30, 2017 and 2016 which report is included in this Annual Report on Form 10-K of Dataram Corporation for the year ended April 30, 2017.

/s/ Marcum llp

Marcum llp
New York, NY
July 31, 2017